Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement Number 333-43946 (Form S-8), of our report dated March 14, 2003, with respect to the consolidated financial statements of Chindex International, Inc. included in its Annual Report (Form 10-K/A), for the year ended December 31, 2002, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

McLean, Virginia

February 27, 2004